Exhibit 99.1

April 3, 2020

Dear Fellow Stockholder:

We would like to take this opportunity to update you on certain developments regarding our business as it relates to the novel coronavirus (COVID-19). There is no mistaking that we are living in challenging times. The disruption caused by COVID-19, not just to the business community and the economy as a whole but also to the personal lives of many, is unprecedented. While we cannot predict the ultimate extent, duration, or resulting economic impact of COVID-19, please know that we are taking the situation seriously and are implementing reasonable and prudent steps to help maintain business continuity, as well as protect our sponsor’s employees, residents, and stockholders.

Over the past several weeks, we have been monitoring the developments and updates surrounding the spread of COVID-19. Our sponsor began instructing all employees to work remotely, if possible, and as of the date of this letter, all of our sponsor’s corporate employees work remotely with no interruption of key business functions.

We recognize the risk factors to our residents at our student and senior housing properties have been elevated due to COVID-19 and are working proactively with our management service providers to implement the following protocols:

Student Housing

For the last several weeks, we have been working closely with our property manager, Asset Living, on a plan to promote hygiene best practices and to mitigate risks to our residents. This plan includes regular communication to residents to follow CDC guidelines including posting the guidelines in common areas, implementing additional cleaning and sanitizing protocols at each property, mandating that all staff to stay home if feeling ill, and cancelling all resident community events and in-person property tours. All property management related travel has been suspended through the end of April 2020. Further, Asset Living has implemented a COVID-19 task force at their Houston headquarters to monitor and share any new guidance from the World Health Organization, CDC, and state and local health authorities. Finally, the universities themselves have cancelled in person classes and have commenced online classes to further support social distancing. Accordingly, many of our students have decided to go home for the time being.

Senior Housing

Communication with our senior living operators, ISL and MBK, about COVID-19 planning and protocols have been consistent and regular. Both operators’ COVID-19 mitigation plans are well thought out and follow or, in some cases, exceed CDC, State and local public health guidelines. The plans include the following:

•	A letter to residents and families restricting visitors to the facilities until further notice to “Essential Visitors” defined as employees, care providers & medical personnel.

•	All Essential Visitors will be screened and have temperatures taken and documented at the start of each shift or visit.

•	No new prospect property tours allowed until further notice.

•	Anybody who has traveled internationally in the past 14 days will not be permitted to enter the facility.

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While our senior living communities are not technically defined as “Healthcare Facilities” by the CDC, our operators are choosing to follow these more robust guidelines to mitigate the chances of COVID-19 from entering our communities.

We will continue to work with our property managers and operators to adapt and implement any new CDC guidelines that will further protect our residents.

There is no way to predict the extent to which COVID-19 will impact our overall financial results. In light of such, we believe it is prudent to retain cash and preserve financial flexibility. Accordingly, our board of directors approved the suspension of (i) all distributions to our stockholders and (ii) our share redemption program. All pending redemption requests will not be redeemed, nor will any additional requests received hereafter be redeemed, until further notice.

Finally, based upon various factors, including the uncertainty relating to COVID-19 and its potential impact on our company and our overall financial results, our board approved the suspension of the primary portion of our public offering effective immediately.

At Strategic Student & Senior Housing Trust, we continue to believe in the long-term fundamentals of the student and senior housing asset classes. As has always been the case, our goal is to judiciously protect stockholder equity, and we are taking steps to do so through the current economic climate.

We hope you and your family remain safe and healthy during this tumultuous time.

Sincerely,

H. Michael Schwartz

Chief Executive Officer and Chairman of the Board of Directors

This letter may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to the effects of COVID-19; the length of the COVID-19 pandemic and severity of such outbreak nationally and across the globe; the pace of recovery following the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; and those other risks described in other risk factors as outlined in our Registration Statement on Form S-11, as amended, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. This is neither an offer nor a solicitation to purchase securities.